UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 5, 2018

SIFCO Industries, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (216) 881-8600

N.A.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2018, SIFCO Industries, Inc. (the “Company”) and certain of its subsidiaries entered into the First Amendment (the “First Amendment”) to its Credit Agreement (“Credit Agreement”) and to its Security Agreement (“Security Agreement”), in each case, with JPMorgan Chase Bank, N.A., a national banking association (the “Lender”). The First Amendment retroactively amended certain definitions and provisions effective as of the original closing date to clarify the parties’ original understandings regarding, among other things: (i) the permitted liens securing certain indebtedness of the Company to the City of Cleveland (described below), (ii) the timeframes for which certain post-closing requirements would be satisfied, and (iii) the conditions under which the Company will be required to meet the minimum fixed charge coverage ratio, which is as follows: the borrowers will not permit the Fixed Charge Coverage Ratio to be less than: (a) 1.1 to 1.0 as of August 31, 2018 or as of September 30, 2018; or (b) 1.1 to 1.0 at any month end on or after October 31, 2018; provided that the Fixed Charge Coverage Ratio will not be tested under this clause (b) unless (i) a Default has occurred and is continuing or (ii) Availability was less than or equal to 12.5% of the Revolving Commitment for three or more business days in any consecutive 30 day period (with the Fixed Charge Coverage Ratio calculated as of the end of the month for which the Lender has most recently received financial statements).

On November 8, 2018, the Company entered into an Economic Development Administration Title IX Loan Agreement (the “Cleveland Loan Agreement”) with the City of Cleveland. Under the Cleveland Loan Agreement, the City of Cleveland has agreed to loan the Company $305,000 (the “Cleveland Loan”) in connection with the Company’s acquisition of a forging press machine to add additional capacity to its operations in Cleveland. The term of the Cleveland Loan is 60 months, beginning on the first day of the calendar month following initial disbursement of loan funds, but in no event later than January 1, 2019, and its maturity date shall be 60 months from the first day of the calendar month following initial disbursement of loan funds, but in no event later than December 1, 2023. The interest rate on the Cleveland Loan is fixed at 3.56%.

Under the Cleveland Loan Agreement, the Company has agreed to, among other things, maintain a minimum number of jobs at the Cleveland location, enter into a Workforce Development Agreement with the City of Cleveland, work with the Workforce Investment Board of the City of Cleveland to identify and solicit qualified candidates for job opportunities, and to complete the acquisition of the forging press machine within a certain timeframe.

The Cleveland Loan Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants and representations and warranties, cross default to material indebtedness, bankruptcy-related defaults, judgment defaults, the relocation of a material portion of its operations or jobs outside of the City of Cleveland, or the material reduction of employment or shutting down of operations in the City of Cleveland. The occurrence of an event of default may result in the termination or suspension of the Cleveland Loan Agreement, reduction in loan funds, recovery of funds previously paid to the Company, and/or any other rights the City of Cleveland may have in law or equity.

In addition to the foregoing, the Cleveland Loan Agreement contains customary representations, warranties, affirmative and negative covenants and indemnification provisions in favor of the City of Cleveland.

The foregoing descriptions of the First Amendment and the Cleveland Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements attached to this Form 8-K as Exhibits 10.1 and 10.2, respectively and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of the Registrant.

The disclosure in Item 1.01, Exhibit 10.1 and Exhibit 10.2 of this report are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	First Amendment to Credit Agreement, dated November 5, 2018, by and among SIFCO Industries, Inc., T & W Forge, LLC, Quality Aluminum Forge, LLC, and JPMorgan Chase Bank, N.A., a national banking association.

10.2	Economic Development Administration Title IX Loan Agreement, dated November 8, 2018, by and between the City of Cleveland and SIFCO Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc. (Registrant)
Date: November 8, 2018

/s/ Thomas R. Kubera
Thomas R. Kubera
Chief Financial Officer (Principal Financial Officer)